Exhibit 99.01
DexCom, Inc. Reports Third Quarter 2014 Financial Results

SAN DIEGO, CA - (BUSINESS WIRE-November 6, 2014) - DexCom, Inc. (Nasdaq: DXCM) today reported its unaudited financial results as of and for the quarter ended September 30, 2014.

Product revenue grew to $67.9 million for the third quarter of 2014, an increase of 60% from the $42.5 million in product revenue reported for the third quarter of 2013. Total revenue, which included development grant and other revenue, grew to $69.0 million for the third quarter of 2014, an increase of 61% from the same quarter in 2013. Product gross profit totaled $46.1 million for the three months ended September 30, 2014, compared to a product gross profit of $27.7 million for the three months ended September 30, 2013. The Company reported a net loss of $5.2 million, or $0.07 per share ($0.08 on a diluted basis excluding $0.9 million in non-cash gain related to the revaluation of contingent consideration) for the three months ended September 30, 2014, compared to a net loss of $6.0 million, or $0.08 per share for the three months ended September 30, 2013. The net loss of $5.2 million for the three months ended September 30, 2014 included $15.2 million in non-cash expenses, comprised primarily of share-based compensation, depreciation and amortization, compared to the net loss of $6.0 million for the three months ended September 30, 2013, which included $9.5 million in non-cash expenses.

Product cost of sales increased $7.0 million to $21.8 million for the third quarter of 2014 compared to $14.8 million for the same quarter in 2013, primarily due to increased volume of product sales. Total cost of sales totaled $21.8 million for the third quarter of 2014 compared to $15.3 million for the third quarter of 2013. Research and development expense increased by approximately $6.7 million to $18.5 million for the third quarter of 2014 compared to $11.8 million for the third quarter of 2013. Changes in research and development expense included additional payroll costs, consulting costs and $2.3 million in additional non-cash share-based compensation, partially offset by a $2.0 million non-cash gain related to the revaluation of contingent consideration. Selling, general and administrative expense increased by approximately $12.1 million to $33.7 million for the third quarter of 2014 compared to $21.6 million for the third quarter of 2013, with the change primarily due to additional payroll costs, commissions and $4.4 million in additional non-cash share-based compensation. As of September 30, 2014, the Company had $74.9 million in cash and marketable securities.

Conference Call

Management will hold a conference call today starting at 4:30 p.m. (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com by navigating to "Our Company," then "Investor Relations," and then "Events and Webcasts," and will be archived for future reference. To listen to the conference call, please dial (888) 771-4371 (US/Canada) or (847) 585-4405 (International) and use the confirmation number "38313504" approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by people with diabetes and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and people with diabetes, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of people with diabetes to receive reimbursement from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company's quarterly report on Form 10-Q for the period ended September 30, 2014, as filed with the Securities and Exchange Commission on November 6, 2014.

FOR MORE INFORMATION:
Steven R. Pacelli
Executive Vice President, Strategy and Corporate Development
(858) 200-0200
www.dexcom.com

DexCom, Inc.
Consolidated Balance Sheets
(In millions—except par value data)

	September 30, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$63.2	$43.2
Short-term marketable securities, available-for-sale	11.7	11.4
Accounts receivable, net	31.4	26.1
Inventory	14.3	9.0
Prepaid and other current assets	2.8	3.4
Total current assets	123.4	93.1
Property and equipment, net	28.0	20.7
Restricted cash	1.0	1.0
Intangible assets, net	3.1	3.6
Goodwill	3.2	3.2
Other assets	0.7	0.9
Total assets	$159.4	$122.5
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$20.9	$14.1
Accrued payroll and related expenses	16.8	15.1
Current portion of long-term debt	2.3	2.2
Current portion of deferred revenue	0.6	0.7
Total current liabilities	40.6	32.1
Other liabilities	0.9	1.7
Long-term debt, net of current portion	2.9	4.6
Total liabilities	44.4	38.4
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5.0 shares authorized; no shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	—	—
Common stock, $0.001 par value, 100.0 authorized; 76.7 and 76.4 issued and outstanding, respectively, at September 30, 2014; and 72.8 and 72.5 shares issued and outstanding, respectively, at December 31, 2013	0.1	0.1
Additional paid-in capital	614.1	559.5
Accumulated other comprehensive loss	(0.1)	(0.1)
Accumulated deficit	(499.1)	(475.4)
Total stockholders’ equity	115.0	84.1
Total liabilities and stockholders’ equity	$159.4	$122.5

DexCom, Inc.
Consolidated Statements of Operations
(In millions—except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Product revenue	$67.9	$42.5	$172.8	$105.8
Development grant and other revenue	1.1	0.4	2.1	2.5
Total revenue	69.0	42.9	174.9	108.3
Product cost of sales	21.8	14.8	57.4	40.9
Development and other cost of sales	—	0.5	0.6	1.4
Total cost of sales	21.8	15.3	58.0	42.3
Gross profit	47.2	27.6	116.9	66.0
Operating expenses
Research and development	18.5	11.8	47.8	32.2
Selling, general and administrative	33.7	21.6	92.2	60.4
Total operating expenses	52.2	33.4	140.0	92.6
Operating loss	(5.0)	(5.8)	(23.1)	(26.6)
Interest expense	(0.2)	(0.2)	(0.6)	(0.6)
Net loss	$(5.2)	$(6.0)	$(23.7)	$(27.2)
Basic net loss per share	$(0.07)	$(0.08)	$(0.32)	$(0.38)
Shares used to compute basic net loss per share	75.8	71.4	74.7	70.7
Diluted net loss per share	$(0.08)	$(0.08)	$(0.33)	$(0.38)
Shares used to compute diluted net loss per share	76.1	71.4	75.0	70.7